Exhibit 99.1

PULSE BIOSCIENCES ANNOUNCES TWO APPOINTMENTS FOCUSED ON CellFXTM COMMERCIALIZATION: PROMOTION OF EDWARD EBBERS AND

ADDITION OF ROBERT TYSON

-	Ebbers named Executive Vice President and General Manager, Dermatology
-	Tyson named Vice President, Sales North America

HAYWARD, Calif. - (BUSINESS WIRE) – January 17, 2019 – Pulse Biosciences, Inc. (NASDAQ:PLSE), a medical technology company bringing to market its proprietary CellFX™ System, today announced the promotion of Edward Ebbers to Executive Vice President and General Manager, Dermatology, and the addition of Robert Tyson as Vice President of Sales, North America. The leadership pair brings more than 35 years of combined experience commercializing novel technologies in the aesthetic dermatology market and the necessary skillsets to launch and scale the CellFX System and its growing pipeline of applications into the aesthetic dermatology market.

Mr. Ebbers will assume the new role of EVP immediately and will continue to lead the strategy and execution of the launch of Pulse Biosciences’ CellFX System. Mr. Ebbers joined the Company in July 2016 as Vice President and General Manager, Dermatology, bringing over 35 years of leadership and management experience with major dermatology, pharmaceutical and medical device companies, including deep experience introducing products with utilization-based revenue models in the private pay aesthetic dermatology market. During his tenure at Pulse Biosciences, he has led the development of the strategic roadmap and managed the Company’s applications of its proprietary non-thermal Nano-Pulse Stimulation™ (NPS™) technology in dermatology. Mr. Ebbers has assembled a prestigious network of key thought leaders in aesthetic dermatology who are key in guiding the Company’s pursuit of an expanding array of challenging skin applications that take advantage of the CellFX System’s differentiated cell-selective effects.

“In a short period of time, Ed has proven to be an exceptional leader with a deep understanding and strong relationships in the dermatology field. He is uniquely qualified to lead the commercialization of our CellFX System as we build an exciting business in dermatology,” said Darrin Uecker, Pulse Biosciences’ President and Chief Executive Officer.

Mr. Tyson joins Pulse Biosciences to build and deploy a sales team after serving as a business and sales planning consultant for the Company for the last six months. He brings a proven track record as a sales leader with over 20 years of medical technology experience. Mr. Tyson began his medical technology sales career with a strong foundation at Ethicon, Inc. and Edwards Lifesciences, and more recently led successful North American Sales teams for Zeltiq Aesthetics, Miramar Labs, Ulthera, Inc., and Reliant Technologies, all of which featured utilization-based revenue models.

“I am delighted to welcome Bobby to the Pulse team as we create a successful sales force to introduce the CellFX System. Bobby has a stellar reputation among physicians and peers that reflects his strong commitment to customer relationships, ongoing service and practice growth. We are confident that Pulse will benefit greatly from having two strong leaders like Ed and Bobby spearheading our first product launch,” concluded Uecker.

Procedures conducted with the novel CellFX system continue to demonstrate strong positive results in clinical studies clearing benign lesions, including seborrheic keratosis and sebaceous hyperplasia. Encouraging data from ongoing immunotherapy studies of the CellFX procedure in human Basal Cell Carcinoma, combined with a growing pipeline of potential indications, have also been recently reported by the Company.

“I am honored to work with an innovative team committed to evolving an exceptional mechanism of action into a first-rate, new treatment category that will bring high value for our customers and stakeholders. It’s exciting to reunite with Bobby to drive CellFX commercialization and business growth for Pulse Biosciences,” said Ebbers.

Tyson commented: “I look forward to once again working with Ed and the entire Pulse Biosciences team to launch the breakthrough potential of the CellFX system and deepen our collaboration with key opinion leaders in the field of aesthetic dermatology.”

About Pulse Biosciences

Pulse Biosciences is a novel medical therapy company bringing to market its proprietary CellFX™ System. The Company’s novel CellFX System provides a precise, non-thermal delivery of nanosecond duration energy pulses that impact cells in treated tissue while sparing acellular tissue. This unique mechanism of action disrupts the functions of internal cell structures while maintaining the outer cell membrane, initiating a cascade of events within the cell that results in regulated cell death. The novel characteristics of the Company’s CellFX System has the potential to significantly benefit patients across multiple medical applications, including dermatology, the Company’s first planned commercial application. In pre-clinical studies, NPS has demonstrated an ability to induce immunogenic cell death in several cancer cell lines. The Company believes its NPS platform technology may play a role in immuno-oncology as a focal tumor treatment that can initiate an adaptive immune response. More information can be found at www.pulsebiosciences.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to Pulse Biosciences’ expectations regarding commercialization of the CellFX system, regulatory clearance and the timing of FDA filings or approvals, the mechanism of action of NPS and CellFX treatments, current and planned future clinical studies, other matters related to its pipeline of product candidates, future financial performance and business strategies and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Caution: Pulse Biosciences’ CellFX System and Nano-Pulse Stimulation (NPS) are investigational use only.

Investor Relations:

Brian Dow

Sr. Vice President and Chief Financial Officer

IR@pulsebiosciences.com

Gitanjali Jain Ogawa

Solebury Trout

gogawa@troutgroup.com

646-378-2949

or

Media:

Tosk Communications

Nadine D. Tosk, 504-453-8344

nadinepr@gmail.com